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                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      -------------------------
------                                             WASHINGTON, D.C. 20549                                         OMB APPROVAL
FORM 4                                                                                                    -------------------------
------                                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                      OMB Number: 3235-0287
[ ] CHECK THIS BOX IF                                                                                     Expires: January 31, 2005
    NO LONGER SUBJECT                      Filed pursuant to Section 16(a) of the                         Estimated average burden
    TO SECTION 16.                            Securities Exchange Act of 1934,                            hours per response... 0.5
    FORM 4 OR FORM 5                         Section 17(a) of the Public Utility                          -------------------------
    OBLIGATIONS MAY                     Holding Company Act of 1935 or Section 30(h)
    CONTINUE.  SEE                          of the Investment Company Act of 1940
    INSTRUCTION 1(B).
(Print or Type Responses)
---------------------------------------- ----------------------------------------- ------------------------------------------------
1.  Name and Address                     2.  Issuer Name AND Ticker                6.  Relationship of Reporting Person to Issuer
    of Reporting Person*                     or Trading Symbol                                  (Check all applicable)

    Raytech Corporation Asbestos             Raytech Corporation (RAY)                        Director          X    10% Owner
    Personal Injury Settlement Trust                                                   ------                 ------
---------------------------------------- ------------------  ---------------------            Officer (give          Other (specify
    (Last)      (First)        (Middle)  3.  I.R.S.          4.  Statement for         ------ title below)    ------        below)
                                             Identification      Month/Day/Year
                                             Number of                                         -------------------------
c/o Meltzer, Lippe, Goldstein &              Reporting           December 23, 2003
Schlissel, LLP,                              Person, if an   --------------------- ------------------------------------------------
190 Willis Ave.                              entity          5.  If Amendment,     7.  Individual or Joint/Group Filing (Check
----------------------------------------     (Voluntary)         Date of Original      Applicable Line)
                (Street)                                         (Month/Day/Year)       X  Form filed by One Reporting Person
                                                                 January 7, 2003       ---
                                                                                           Form filed by More than One Reporting
Mineola         NY           11501                                                     --- Person
-----------------------------------------------------------------------------------------------------------------------------------
 (City)       (State)         Zip)           TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                    2.  Trans-   2A.       3. Trans-  4. Securities     5. Amount     6. Owner-  7. Nature of
    (Instr. 3)                               action   Deemed       action     Acquired (A)      of            ship       Indirect
                                             Date     Execution    Code       or Disposed       Securities    Form:      Beneficial
                                                      Date, if     (Instr.    of (D)            Beneficially  Direct (D) Ownership
                                                      any           8)        (Instr. 3, 4      Owned         or
                                                                               and 5)           Following     Indirect
                                                                                                Reported      (I)
                                                                                                Transaction(s)
                                                                ---------- ------------------
                                            (Month/  (Month/                       (A)
                                              Day/     Day/                         or          (Instr. 3
                                              Year)    Year)    Code    V   Amount (D)  Price    and 4)       (Instr. 4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                12-18-02             J
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                12-20-02             J
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                12-23-02             J                               34,584,432
-----------------------------------------------------------------------------------------------------------------------------------

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

                                 PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
                                 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                                 DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                                                                     SEC 1474 (9-02)
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FORM 4 (CONTINUED)      TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                               (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1.Title of  2.Conver-  3.Trans-  3A.       4.Transac-  5.Number of   6.Date    7.Title and 8.Price   9.Number 10.Owner- 11.Nature
  Deriv-      sion or    action   Deemed     tion        Derivative    Exer-     Amount of   of        of        ship      of
  ative       Excer-     Date     Execution  Code        Securities    cisable   Underlying  Deriv-    Deriv-    Form of   Indirect
  Security    cise       (Month/  Date, if   (Instr. 8)  Acquired      and       Securities  ative     ative     Deriv-    Benefi-
  (Instr.3)   Price of   Day/     any                    (A) or        Expira-   (Instr. 3   Security: Secur-    ative     cial
              Deriva-    Year)    (Month/                Disposed of   tion      and 4)      (Instr.   ities     Security: Owner-
              tive                Day/Year)              (D) (Instr.   Date                  5)        Bene-     Direct    ship
              Security                                   3, 4 and 5)   (Month/                         ficially  (D)       (Instr.
                                                                       Day/Year)                       Owned     or        4)
                                                                                                       Follow-   Indirect
                                                                                                       ing       (I)
                                                                                                       Reported  (Instr. 4)
                                                                                                       Trans-
                                                                                                       action(s)
                                                                                                       (Instr. 4)
                                                                   ------------------------------
                                                                                           Amount
                                                                   Date     Expira-          or
                                           ----------------------- Exer-    tion    Title  Number
                                            Code   V   (A)   (D)   cisable  Date           Shares
----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------

----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------

----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------

----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------

----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------

----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------

----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------

----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------

----------- ---------  --------- --------  ------ --- ----- -----  -------  ------- ------ ------ ------ -------- --------- --------
Explanation of Responses:

This Amendment amends the Form 4 erroneously  filed  on  January 7, 2003 by     Raytech Corporation Asbestos Personal Injury
the  Raytech  Corporation  Asbestos  Personal   Injury   Settlement   Trust     Settlement Trust
(the "Trust").  The Trust did not sell or otherwise  dispose of any of  its shares of the common stock, par value $1.00 per share  (the "Common Stock")
of  Raytech  Corporation,  a  Delaware  corporation, on  December 18, 2002,     By: /s/ Richard A. Lippe           January 17, 2003
December 20, 2002  or  December 23, 2002 and  continues to hold  34,584,432     ------------------------------     ---------------
shares of the Common Stock.                                                     **Signature of Reporting Person        Date
                                                                                  Richard A. Lippee, Trustee
**Intentional   misstatements  or  omissiions  of  facts constitute Federal
  Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this Form, one  of which must be manually signed.
     If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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